EXHIBIT 99.1

SUN HYDRAULICS CORPORATION

FOURTH QUARTER AND YEAR END 2006 EARNINGS CONFERENCE CALL

3/7/2007, 4:00 PM

PARTICIPANTS

Allen J. Carlson—President & CEO

Tricia Fulton—CFO

Rich Arter—Investor Relations

Operator:

Greetings ladies and gentlemen, and welcome to the Sun Hydraulics Fourth Quarter and Year End 2006 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should desire operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Rich Arter, Investor Relations Spokesperson. Thank you Mr. Arter. You may begin.

Rich Arter—Investor Relations:

Thank you, Ryan. Good afternoon and thank you for joining us today. With me are Allen Carlson, Sun’s President and CEO, and Tricia Fulton, CFO. We are hosting an investor open house during this call and have a number of people, probably about 30 or 35 people in the room here. So after we’ve concluded our formal remarks, we’re going to take questions from the audience, both here and from the dial-in participants, and we’ll move back and forth. Before we begin, please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934. For more information on that, please see yesterday’s press release. Now I’d like to turn the call over to Allen Carlson.

Allen Carlson—President & CEO:

Thanks Rich. Good afternoon. Sun had an exceptional year in 2006. Demand remains strong and steady, and the end of the year even better than we anticipated, for robot order rates in the fourth quarter have continued into the first quarter of 2007. We expect to continue to grow at a rate that outpaces our industry. Our outlook calls for continued double-digit top and bottom-line growth in the first quarter, which is exceptional given the strength of last year’s first quarter. As we said in the press release, the keys to our success have not changed. Shipping reliability, new products, integrated packages, our geographic presence, and our website are the main drivers of our success.

Shipment reliability means our customers get the products they need when they need them and where they need them. Our ongoing focus on operational efficiency and productivity improvement helps us maintain our ability to respond to our customers’ demand. Operational efficiency is also a key factor in allowing us to continuously improve our bottom-line.

In the product area, we continue to design and introduce new complementary products. In this sense, complementary means that the new products have a multiplying effect on our product line, helping us to sell more existing products as well. Our efforts in the electro-hydraulic arena continue to open new opportunities all over the world. In April we’ll be introducing more new electro-hydraulic products at a trade show in Germany. The Hanover Fair is perhaps the largest hydraulic trade show in the world and is held every other year. This is an ideal venue to release more of our new electro-hydraulic products into the marketplace. Our focus on integrated packages goes hand-in-hand with the evolution of our electro-hydraulic products. With these cartridges, we’re able to provide complete hydraulic control systems for a wide variety of mobile and industrial machinery. And because of the unique design characteristics of our cartridges, we provide a complete package that is smaller, and more efficient than those provided by our competitors. And I might also add also oftentimes more cost effective.

As our customers move their production around the world to better serve their markets, Sun and its distributors are able to respond to those needs. Our wholly-owned companies are strategically located and augmented by more than 65 of the best independent distributor organizations in the hydraulics industry.

Finally, but not least, is our website. When we launched the website 6 years ago, no one at Sun understood the impact it would have. It has proven to be an incredibly efficient tool for delivering product information to customers, distributors and even employees everywhere. We’re continuing to invest in and expand the capabilities of the website, including new functionality to better service our customers.

All of the things I’ve just mentioned have helped Sun achieve above-industry growth over the past 5 years. We expect the future and this focus will help us continue to grow. In essence it boils down to having the right product at the right place and meeting or exceeding customers’ expectations.

On a final note, I would like to comment on Sun’s history as a public company. We completed our IPO in January of 1997, 10 years ago. Since that time an investment in SNHY has increased more than 300%. Everyone at Sun is extremely proud of our performance, and we look forward to continue to provide superior performance for our customers, our employees, distributors and our shareholders for the next 10 years and beyond. Now I’d like to turn the call over to Tricia Fulton who provides some details on the quarter.

Tricia Fulton—CFO:

Thanks Al. All comparisons will be to the same period last year. I would first like to comment briefly on the fourth quarter results. Net sales were up 25% to nearly 35 million. Net income rose 31% to 3.8 million. And basic and diluted earnings per share increased to $0.35 versus $0.26. Our guidance for the fourth quarter was in the range of $0.31 to $0.33 on 33 million in sales. We exceeded the EPS estimate based on higher than anticipated sales, which were partially offset by additional tax expense of approximately 300 thousand. Half of this increase resulted from the repatriation of 5 million from the U.K. and Germany in the fourth quarter. The remainder is attributable to a higher effective tax rate in Korea and increased state tax in the U.S.

Now to summarize the results for the year. As Al mentioned, our double-digit growth continued into the fourth quarter and rounded up the year with sales up 22% to 142 million, and net income up 27% to 16 million. Basic and diluted earnings per share ended the year at $1.49 and $1.48, respectively, an increase of 26% over last year. North American sales increased 14%, to 74 million. Outside of North America, demand continues to be strong in Asia and Europe. Asian sales increased 42% for the year, to 23 million. European sales increased 26%, to 41 million. We are continuing to see significant opportunities in Europe and Asia. Gross profit increased 19% for 44 million. Gross profit as a percentage of sales was 31%, compared to 31.5% last year. We battled margin erosion caused by higher material and a fringe cost throughout the first three quarters of the year, but were able to gain ground in the fourth quarter with the full effect of a mid-year price increase. SG&A increased 6.5% to 19 million. The increase was driven by higher compensation expense including additional engineering and marketing personnel and property and casualty insurance. These were offset by decreased advertising and professional fees.

Our effective tax rate was 35% compared to 33%. The higher rate was primarily due to the relative levels of the income and different tax rates in effect among the countries in which we sell our products, and in the increase in the U.S. effective rate of almost 2%. Net cash from operations was nearly 20 million, up from 17 million last year. Higher net income of 3.5 million was partially offset by working capital changes. Days sales outstanding remain constant at 36, and inventory turns decreased by half a turn to 9.5, this is due to timing differences of inventory levels in anticipation of January, 2007 orders. Capital expenditures for the year were 9.5 million, compared to 8.89 in last year. 2006 purchases consisted primarily of CNC and automation equipment to increase capacity in all business segments. Debt was reduced in the fourth quarter as we were able to utilize the 5 million dollars brought back from Europe to pay down all remaining U.S. debt. Our quarterly cash dividend of $0.10 a share was declared in the fourth quarter. Dividends were paid on January 15 to shareholders of record on December 31st. Last week we declared a $0.10 dividend for the first quarter of 2007, payable on April 15th to shareholders of record on March 31st. We have again successfully completed documentation and testing related to compliance with Sarbanes Oxley Section 404. The Sarbanes Oxley Act requires management to assess the effectiveness of internal controls over financial reporting. Based on our evaluation, we have concluded that the internal controls were effective in 2006. The cost for complying with SOX 404 in 2006 was 400 thousand.

Our return in capital employed which we include in our Annual Report, increased to 26% for 2006, up from 24% at the end of the 2005. Return on capital employed is a good measure, because it represents the return the fund is realizing from use of its debt and equity. Or in other words, the efficiency with which our shareholders’ capital is being utilized to generate revenue. We are extremely proud of our performance against this measure.

As Al stated earlier, our outlook for the first quarter of 2007 is for continued growth. Sales are estimated to be 39 million, a 14% increase over Q1 2006. Earnings per share are estimated to be between $0.42 and $0.45, compared to $0.38 last year. Capital expenditures are projected to be approximately 10 million for the year. And SOX 404 compliance is estimated to be about 300 thousand. Thank you. We will now open the call up for Q&A. Rich.

Rich Arter—Investor Relations:

Thanks Tricia. I’ll tell you what Ryan. Why don’t we do the first question from the dial-in audience and then we’ll do one here live.

Operator:

Okay. Ladies and gentlemen, if you would like to ask a question via the phone, you may press *1 on your telephone keypad. You’ll hear a confirmation tone that indicates that you’re in the question queue.

Our first question comes from the line of Brian Rakin with Morgan Dempsey Capital Management.

<Q>: Good afternoon everybody.

<A>: Hello Brian.

<Q>: Allen, you talked about getting some functionality to the website. Can you kind of . . . You talked certainly about specifications, engineering bids and quotes. Can you kind of talk in ‘07 as to what that will include?

Allen Carlson—President & CEO:

Well the website started in the 2000 timeframe as a means to deliver product information, specifications if you would, pricing. Things that customers would need to place an order. Not necessarily to place an order, we love to place it with our distributor. That initiative was completed a couple, two, three years ago, and what we’ve begun to do is to provide the ability for customers to configure products, a selection of product. And that effort will continue to grow. We have some of that today, mostly our catalog products. But we’ll be getting more and more ability to configure custom products and custom systems.

<Q>: Okay. Can you talk . . . I’ll just ask one more question and I’ll get back in line. Can you talk a little about the margin erosion and as to what specific . . . Can you give us any sense as to the magnitude year-over year, say your plastic resins, steel, iron, ductile gas things and that. What your sense was of sales ‘06 versus ‘05, in materials. And you also mentioned too, I think you had some pressure in fringe costs, SG&A, wages, benefits and that. Can you give us a sense maybe ‘06 versus ‘05?

Allen Carlson—President & CEO:

I’ll answer it broadly and Tricia may have some details that would support it. Essentially what we saw in 2006, starting off early 2006, continuing through mid-year and into the latter half of the year, was aluminum prices escalated, fuel prices escalated, a lot of the raw materials that go into our products. And that was what required us to initiate a mid-year price increase was to recover some of this cost increase, that we had to pass it along. In terms of fringe benefits and wages and salaries, there was some increase, but that was pretty much offset by productivity. That’s what we’d like to do is to use the productivity gains to offset the wage and salary increases and challenge our suppliers on the material side, but when all else fails, to recover it for a price increase if we have to. That’s exactly what happened in 2006. Towards the end of the year we began to see that moderate. I wouldn’t say that the numbers started going south. I just think they moderated and it’s been holding it at the levels we thought mid-year.

<Q>: So you’re saying it’s plateaued in the second and fourth quarter versus mid-year?

Allen Carlson—President & CEO:

That’s correct.

<Q>: Okay. Can you give us a sense overall as you work the price inflation through for mid-year what the sense across all products . . . What your price hike was? Low single digits? Can you give us a number?

Tricia Fulton—CFO:

Yeah. We had about a 4% overall year-to-date increase that resulted from both the mid-year price increase and the selective price increase that took place at the beginning of the year. But those were pretty much as Al said, offset with the material increases that we saw in the first and second quarters specifically.

<Q>: Okay. From a historical context, with the big run up in certain commodity feedstock, raw materials . . . If we see that same rollover, is there some hesitancy from your end users to come back and, you know, to recapture some of that with more competitive prices? I.e., 4% is not a huge number, but I’m just going to ask to how elastic your end users are?

Allen Carlson—President & CEO:

I think that number will probably stay because that’s the kind of number that’s being passed on in the industry. Obviously if we saw a sharp decline in materials, we would take a look at it and readjust, but at this time, we have no plans to make any readjustment.

<Q>: Okay. Thanks. I’ll get back in line.

Rich Arter—Investor Relations:

Is there anybody here in the room that would like to pose a question? Justin.

<Q>: Could you comment on the areas that you serve, market areas that you serve where you receive premium pricing, and the market areas where you receive commodity kind of pricing, and give us a sense of the relative growth in each area?

Rich Arter—Investor Relations:

The question, if you couldn’t hear it out there, is areas, market areas where we, are there market areas where we receiving premium pricing versus market areas where we receive commodity pricing and if there are, what is the difference? And I think Allen will best with this answer.

Allen Carlson—President & CEO:

We have strived to differentiate our products and avoid the commodity market. There are times in certain product lines there are certain applications where that perhaps may not hold true, but for the most part, our product is priced as a premium product in the marketplace because it’s unique. It’s different. It’s better. The analogy I’ve used in the past is the BMW analogy. Our products are positioned more like BMW would be in the automotive market, and we avoid the commodity market.

Rich Arter—Investor Relations:

Good. Does that answer your question?

<Q>: Sure. I think, I guess you have no commodity pricing anywhere?

Allen Carlson—President & CEO:

I wouldn’t say we don’t have it anywhere but for the most part it’s very small and it would be in selected areas, not across the board. Even in the product line, I can’t say this product is always one or always the other. It depends on a lot of circumstances and we look at those individually as they come up. But generally speaking, we avoid being in the commodities market.

Rich Arter—Investor Relations:

Ryan, let’s go back and see if there’s another question from the dial-ons.

Operator:

We have a question from the line of Andrea Sharkey with Sedoti & Company.

<Q>: Hi. Good afternoon everyone.

<A>: Hello Andrea.

<Q>: I just, quick question on, you know, I’ve heard from Eaton Parker Hannifin and Sower Dunbar about softer North American sales that they reported in their December quarter and projecting kind of a mid- single-digit growth in the U.S. in ‘07, you know mainly from a vibe reversing demand for construction equipment. It doesn’t look like this affected you in fourth quarter and even looking at, you know, what you’re projecting for the first quarter. It doesn’t really look like its hitting you. Is this something that you’re expecting to catch up with you at some point or are you just kind of growing through this? And if you are, maybe what are your thoughts on why that’s happening?

Allen Carlson—President & CEO:

The markets that we participate in are very broad, very diversified, both in terms of the end use of the product as well as the geographic. So that probably explains why we’re not seeing it and some other people are. For example, as you know the housing market has slowed down significantly, and I think the people that you reference are probably seeing some of the housing market slowdown. We’re seeing some of that too but it’s a small part of our total niche.

<Q>: Okay. Can you, I know you don’t usually break it out, but do you have sense on how big the housing, you know, part is to your sales. Maybe 5-10%, in that range? Or higher, lower?

Allen Carlson—President & CEO:

I have no numbers to support it Andrea. We really don’t look at it that way. But if you say, alright, give me a guess, the number I’d use is probably 3-5%.

<Q>: Okay. That’s pretty low. And then just looking at the sales growth? How much of that was attributable to maybe positive foreign currency exchange?

Tricia Fulton—CFO:

We had about half a million over the year that was attributable to it, and quite a bit of that fell into the fourth quarter.

<Q>: Okay. That seems like a pretty small percentage. Any reason for that, or why was the other companies that I’m seeing, you know, that percentage was a lot higher. So, yeah, any thought on why it’s so low for you guys?

Tricia Fulton—CFO:

Part of it is our foreign entities are buying from us in U.S. Dollars, so Korea and Germany specifically are seeing more fluctuations then they see in the U.K. The U.K. buys from us in U.S. Dollars and sells a substantial amount of their sales in U.S. Dollars as well, so they don’t see the fluctuation as much as you would expect them to see if they were selling in pounds.

<Q>: Okay. That makes sense. And one more quick question and then I’ll hop back in line. I don’t know if its something that you track, but could give us a sense of a the new products that you guys have been introducing, say in the past two or three years? How much, what percentage of your sales are those products are now contributing?

Allen Carlson—President & CEO:

I don’t have a number for that. Tricia?

Tricia Fulton—CFO:

We consider new products to be any products that have been developed in the last five years. And we are seeing approximately 15-20% of our total sales are new product sales based on that definition.

<Q>: Okay. Great. Thanks a lot.

Rich Arter—Investment Relations:

Thank you Andrea. Let’s bounce back to the room here. Is there anybody in the room that wants to ask a question? Yes ma’am, back in the back.

<Q>: Could you guys talk about some of the new products that we’ll be introducing at the Hanover Fair in April?

Rich Arter—Investment Relations:

The question is about what types of new products we will be introducing next month in Germany.

Allen Carlson—President & CEO:

I really don’t want to get into a lot of the details because we haven’t unveiled them yet, but let me just say that they’re going to be electrically actuated. They’re going to be very unique. And I think I’ll just leave it at that.

<Q>: What markets were being addressed?

Allen Carlson—President & CEO:

All of the markets. All of the markets that we participate in. Our products, as we develop new products, go across the board. They go into industrial applications. They go into mobile applications. Very, very broad based. That’s one of the strong, the strength of Sun is the market that we participate in. We really don’t look at any one particular segment. It’s across the board. Anything that moves, that requires force, would be a candidate for our products.

Rich Arter—Investment Relations:

We’re in the room here. Yes sir.

<Q>: We’ve heard a great deal in the political arena of how much effect both the property insurance increases because of the hurricanes here in Florida, and the property tax increases for those industrial firms like Homestead. How much effect would it have on various companies and how much business they would drive away from Florida? Can you tell me. Tricia perhaps has more knowledge than anybody on those. How valid are those comments?

Rich Arter—Investment Relations:

The question is about property tax rates and property taxes and insurance in the State of Florida and what impact that might be having on us.

Tricia Fulton—CFO:

I’ll address the property tax issue first. We are not seeing huge increases in our property tax. We report differently than individuals do for property tax sales on residential homes, so when we are reporting on that yearly basis of all of our fixed assets rules to the County, we don’t tend to get the big increases that you see, you know the 30%-40% increases that some of the housing markets have seen. So we’re fortunate in that. In addressing the property insurance issue, we’re seeing huge increases just like everybody else is on the hurricane wind coverage. The market is not there to even have availability to get it for some companies. We are fortunate that we do have some coverage in that area. Other companies are choosing not to do even do it. We’re looking at increases of a couple hundred thousand this year and we’re hoping that the market will soften a little bit next year, that we’ll be able to both obtain more insurance and for a little bit more reasonable price per million that we’re obtaining in there.

<Q>: Am I hearing Allen, that this was not necessarily and inquiry of subject of the growth you have in the State of Florida?

Allen Carlson—President & CEO:

No. It’s not going to chase us away. But there are some companies who look at that tax burden and that insurance burden and decide that they’re better somewhere else. And of course, our employees also have that burden. So it’s not just the Company’s burden. We have responsibilities to see that our employees are also in a position that they can afford their insurance and their taxes. So it’s a factor for all of us, but its not the only factor. Our buildings as well, if you take a look at them, are pretty easy to insure. They’re well-designed, well-built. The construction of this building is not going to blow away with the first wind that comes along. We’ve also taken measures to tighten down some of those areas that we can improve on, to lower our insurance rate, at the suggestions of our insurance companies. So there are a lot of factors that come into play.

Rich Arter—Investment Relations:

Could I jump back to the dial-in for a minute and then we’ll come back to the room. Ryan, somebody from the traveling audience please.

Operator:

We have a question from the line of Scott Matthew with Robert W. Baird & Company.

<Q>: Yes. Hey everyone.

<A>: Hello Scott.

<Q>: Hey, I apologize. Tricia, I was wondering if you would repeat the answer to your question on the percentage of revenue generated by new sales. We were too busy laughing at Allen, definitely passing that off to you.

Tricia Fulton—CFO:

Sure.

Allen Carlson—President & CEO:

Let me answer that. Scott just so that you know, I do know the answer, okay? It goes something like this. First of all, you have to describe what the new product mix is made up of. Our definition is a new product is anything that’s been released in the last five years that requires a new assembly number. So it’s kind of all inclusive. And with that definition, the answer is approximately 15-20% of our business was products that were developed in the last 5 years. Did I do okay Tricia?

Tricia Fulton—CFO:

Yes.

<Q>: Thank you. That’s very helpful. I also kind of wanted to dive back into just looking at your revenue growth over the second half of last year. It certainly appears you were unique in that year-over-year growth accelerated through the year. I think that most of the companies that we cover showed a deceleration, and it sounds like you probably had a little help from the mid-year price increase. I was also curious as 2006 progressed, if maybe you had a benefit from a compression and lead time. I remember going to back to mid-year we were talking about some capital spending, some test scans it think thing stood out, if maybe you didn’t get some help, or what sort of contribution you got from some of that cap ex spending in the back half of last year?

Allen Carlson—President & CEO:

Okay Scott. I’ll take a go at it, and if Tricia has any details, I’ll pass it on to her. You’re right. During the course of 2006, we accelerated throughout the course of the year. To a large part, that acceleration in orders was because of our ability to ship those orders. And when I look around in our industry, a lot of the people in the industry were having trouble supplying the demand that they had. And we continued to take new orders and to ship on time. That did put some pressure on our manufacturing, and it’s fortunate that we had planned on some additional capacity. Actually we began ordering the equipment in mid-late 2005 to be installed in mid-2006, particularly some C&C machining centers which have almost an 11 month lead time. We also took advantage of outsourcing. Our suppliers played a significant role in helping us to achieve our on-time performance. And that is what allowed us to capture some market share in 2006. When others couldn’t deliver, they looked to Sun.

<Q>: Okay. And in that vein then, as you look out into 2007, and you mentioned the cap ex, it sounds like it was up just a little bit in ‘07 relative to ‘06 to 10 million dollars. I was wondering if you could comment in terms of where that cap ex spending is going and especially relative to any capacity your foresee maybe on the horizon in 2007.

Allen Carlson—President & CEO:

We’re continuing to add C&C equipment. The cap ex that’s in the numbers of approximately 10 million dollars, I would say there’s a third of it we don’t even have a plan as to exactly where it’s going to be spent. Our approach to dealing with manufacturing is elimination of constraints and to use that money, we will identify and eliminate constraints as they happen, so about two-thirds of the 10 million dollars is tagged. But about a third of it is for discretionary spending as we identified during the course of the year. A lot of it depends upon the income and order rates. What kind of products are we getting and where do we need the capacity? What can our suppliers do? We’re constantly evaluating that. I would say on a daily or weekly basis, and making adjustments on the fly as we need to.

<Q>: Thanks. I’ll get back in line. But let me congratulate you on another great quarter.

<A>: Thank you.

Rich Arter—Investment Relations:

Okay. Jim?

<Q>: Yeah. I think the question was partly addressed already in that last sequence, but I was going to ask what are your priorities for use of cash?

Allen Carlson—President & CEO:

Well we’re going to spend about 10 million dollars on cap ex. We’ve got a dividend. Last year we paid out 4 million dollars in dividends. I would look to be the same again. And, product development, and other new initiatives that we’re taking a look at, so there are some things on the horizon that will use up some cash. As you can tell by looking at our facilities here, homeward on the road, we’re going to have to add additional capacity so we’re taking a look at that. That’s not on the horizon right now but as we look forward and continue to grow, we’ll be adding additional capacity in terms of brick and mortar. I can’t tell you when, but what we’re looking at it now.

Rich Arter—Investment Relations:

Is there any other questions in the room? Yes Ma’am.

<Q>: Can you tell us a little bit about your achievement efforts and along with the (inaudible) some of the things (inaudible) a lot of times, Florida, contract, where else does it sit there and (inaudible) basically build up inventory. I’m curious like do you whether or not this is how it’s done.

Rich Arter—Investment Relations:

The question is about our relationships with our distributors and how they might be similar to or attractive to other people in the industry who have similar requirement kind of contracts, you know, for inventory or sales that exist in the industry.

Allen Carlson—President & CEO:

I’ll take that one. We’re on the opposite end of the spectrum. There are no contracts, no quotas. Our distributors represent us in the marketplace. Their obligation to us is to do the best they can selling our products, to train their people, but not to swallow so much inventory that we want to push at them. Some people do that. Ultimately what happens is that inventory collects, stagnates, and we end up in the downturn with a parking lot full of pink Cadillac’s that nobody wants to buy. And so our idea is to compress the cycle time. We’ve talked about that a number of times where we’re constantly trying to shorten the lead time of our product, to take that inventory out of the channel. I don’t view that inventory as a positive. It’s a negative. It’s not good for the customer who has to pay for it. It’s not good for us because we’ve got this slack in the chain. We can’t produce real demand. And it certainly isn’t good for our distributors who are sitting on a pile of cash that they can’t sell.

<Q>: When you comment how the distributors work it, inventory turns and they are not always (inaudible) .

Allen Carlson—President & CEO:

Sure. That’s a good suggestion. Particularly distributors look at the margin they make on the products they sell, whether they’re our products or somebody else’s products. The margin they make on the products they sell times the number of turns. That gives them a number that they kind of rank. And the number they’re looking for is approximately 100. So in other words, and it doesn’t matter how you get to 100. Four turns at 25% margin equals 100. Okay. Three turns requires 33% margin. Or 10 turns only requires 10% margin. But it’s the combination of turns and margin that establishes a distributor’s profitability. So it ties into the inventory question. If they’re sitting on a lot of inventory, okay, they have to raise their margins to pay for it. And the customer pays for that.

<Q>: And all you need is a power (inaudible).

Allen Carlson—President & CEO:

I’m sorry. What was the question? Could you repeat it?

<Q>: (inaudible)

Allen Carlson—President & CEO:

Oh, how are we growing the distribution network?

<Q>: Yes.

Allen Carlson—President & CEO:

Our distributors worldwide are authorized for a certain territory. For example, in Florida, our authorized distributor is Gulf Control. They are no competing distributors in that territory. So for us to grow our distributor base, its new geographic market. And so in the last year we have added new distributors but they haven’t been in North America. They’ve been in Eastern Block countries, previously Eastern Block countries. I think there has been three or four distributors added that year. One that I visited just recently was our distributor in Turkey. We are doing very well selling our products in Turkey through a new distributor who has a branch in Istanbul and headquartered in Ancura, to promote and sell an engineer systems that use our product. So we have a very close relationship with the selected distributors that we have. And we view them as an extension of our sales force.

Rich Arter—Investment Relations:

Go ahead Jim.

<Q>: I’d just like to follow-up on that. Give the broadness of the market, which you addressed, do find that your distributors are in some cases limited in how well they can cover that flood water profit?

Rich Arter—Investment Relations:

The question is whether we . . . If we find our distributors limiting in their ability to cover their area of the market.

Allen Carlson—President & CEO:

What happens in that case, and of course there are cases where the distributor has got a geographic territory, but from a market presence, he’s not involved in a particular piece of the market. The distributor that is authorized in that territory will generally tag-team with a re-seller. And work with the re-seller to promote our products in the market that he’s not participating in. So you get the best of both worlds. You get the local inventory, the local coverage, the local support of our authorized distributor. But you get the expertise in the market by the re-seller.

Rich Arter—Investment Relations:

Ryan, could we jump back for a moment to the dial-in audience please.

Operator:

We have a question from the line of Brian Rathen with Morgan Dempsey Capital Management.

<Q>: Yeah. I just wanted to ask what are you guys running as far as manufacturing shifts now in Florida? The number of shifts and what kind of overtime have you had given the demand?

Allen Carlson—President & CEO:

The shifts are I guess essentially four days a week, 10 hours a day, in a primary shift. And then a second shift, which starts and runs the second 10 hours with some overlap in between. But that’s the official what we do. But what we really do is flex hours. And so there are people who are coming in working hours that work for them and work for us, and don’t match the traditional shift approach. Overtime wise, we’re working about I would say, the average employee works 45-48 hours a week, during the upturn. And maybe some areas that are working more, but on average, I believe the number is 45-48. But again, it’s a very flexible. During the course, one thing that’s just came to mind. During the course of ‘06, we actually added a weekend shift which I believe is still operational. We have some employees that said you know, we’d really like to work the weekends because the kids are home, or not home, or family requirements, and so I believe we have, I don’t know, probably a dozen people working a weekend shift. It really added to our capacity, because sometimes we’re constrained by a piece of equipment, not by the people running the equipment. And so getting the extra hours on a particular piece of equipment is extremely helpful.

<Q>: Okay. Okay. You talked about constraints in brick and mortar, and we’ve been grilling you for years on that. Would you describe without delineating the time for expansion, whether you have more pressure to expand capacity on the carpet side or the manifold side.

Allen Carlson—President & CEO:

You’re right. You’ve been grilling me on that for three years. <Q>: I’m finding unique ways of trying to ask the same question.

Allen Carlson—President & CEO:

I don’t know.

<Q>: That sounds like Dick.

Allen Carlson—President & CEO:

I’ll tell you what. When we do know, you’ll be the first one to know.

<Q>: Okay. Okay. You guys had a treasurer facility repurchase, .5 million, I think it was through January 15, of ‘07. Did you fill that and have you got an average price maybe?

Tricia Fulton—CFO:

Yes, we did fill that. We actually filled that in the third quarter of the year. Average price was $18.50 per share.

<Q>: $18.50. You talked about adding some of the C&C machine capacity. Is that milling machines, turning machines? Is it testations? What specific?

Allen Carlson—President & CEO:

We are in the process and have been for the last couple of years of replacing some turning equipment, particularly at Partinge. We’ve got some machines that are 15-18 years old that are three axis machines and we are replacing those, I guess a couple of machines a year, with five axis equipment, which allows us to drop parts off the machine complete. And at the same time, replace a 15 or 18 year old machine. So we gain productivity two ways: we don’t have any down time that we are experiencing with the 18 year old machines. And then we don’t have to take parts from that machine, the 3 axis machine, move it to another machine to complete the parts. The part comes off complete. That’s one area. The other area where we’re having significant investment is 5 axis machining centers that make our manifold blocks, again replacing equipment that has been depreciated for probably 10 years.

<Q>: Okay. Okay. Allen, can you quantify your shipping reliability, shipping on time. Would there be a compression of that, or a higher percentage say from December, ‘05, to December, ‘06?

Allen Carlson—President & CEO:

There is some seasonality during the course of the year that enters into the number. From month-to-month it doesn’t change much. In other words, the month of February this year compared to the month of February last year is very much the same. But we do have some seasonality to our business. And right now it is high season for our products. And you would see some of our on-time shipments slipping a little bit during the high season. But it doesn’t change much year-to-year.

<Q>: Okay. So you would describe that your on-time delivery is about the same overall in ‘06 versus ‘05? I guess I’m looking for kind of an incremental delta change.

Allen Carlson—President & CEO:

Approximately the same. It’s probably slipped a little bit, but not noticeable.

<Q>: Okay. Superb job guys.

<A>: Yes. Thank you. Thank you Brian.

Rich Arter—Investment Relations:

Let’s go back to the room here. John, you had a question.

<Q>: Yes. You had a very strong organic growth across last year. Very clean balance sheet. Has there been any thought to accelerating the sales growth via an acquisition? And what is the acquisition strategy?

Rich Arter—Investment Relations:

The question is given the growth we’ve had and the money we’ve generated, and much of our growth, all of our growth has been organic, is there an opportunity on the acquisition front and what is the strategy?

Allen Carlson—President & CEO:

That’s a strange question coming from a banker. Usually bankers like clean balance sheets. So you’re selling. Is that what you’re doing? Well to answer your question, we are constantly looking for opportunities in the marketplace. We came across one a couple of years ago. We invested in a small company called White Oak. White Oak has been instrumental in some of our new product development and the question earlier about some products at Hanover, you will see some of the White Oak products embedded into our products on display at Hanover. So White Oak in a way was an acquisition of, an investment acquisition, that’s helping us to grow organically with our products. There are some opportunities out there. We look at them all the time. But we don’t feel compelled to make an acquisition and go through all the integration problems associated with an acquisition unless it’s just absolutely the right thing for us to do at the time. But rest assured, we are looking and will try to use up that line of credit.

Rich Arter—Investment Relations:

Let’s go back to the phones Ryan.

Operator:

We have a question from the line of Andrea Sharkey with Sedoti & Company.

<Q>: Hi. Just a couple of follow-up questions. Coming out of your Korea and Germany regions were very, very strong. Do you think those end markets are really doing very well. But I was wondering if you had any sense as to, you know, maybe how much is related to just strong end markets and how much is related to you guys just expanding your market presence and gaining share in those regions?

Allen Carlson—President & CEO:

That’s a tough question to answer, but I’ll give you my best off-the-cuff guess. I believe it’s like 50-50. And let me break it down a little bit finer for you. We take a look at Korea. For the last 5 or 6 years, our Korean team has really, really been busy trying to identify new customers and new markets. In fact, when I visit Korea I don’t ask any other questions then how is the new customers and new markets. And for them, it’s a stretch because they historically had 3 or 4 big customers in a few markets and they’ve had to shift gears and find mid-sized customers and grow them outright. So that they’ve grown with new customers and new markets, but at the same time they’ve been finding new opportunities. There’s 3 or 4 gorilla customers have grown rapidly to a large degree, because they’re shipping more of their machines into China. Korea is benefiting from the China growth as well. In Germany, we’re picking up a new OEM in Germany itself, but we’re also penetrating some new markets that we traditionally haven’t done all that well in or that we haven’t been know in, Eastern Block, but also in some of the heartland European countries we’re also growing. So it’s really a mixed bag but I think 50-50 is kind of the answer.

<Q>: Okay. Thanks.

Allen Carlson—President & CEO:

One of the only magazines, there’s not a lot of magazines for the cover industry, but one of them, in the face of Hydraulics in the magazine, and they occasionally do a brand recognition study, and for whatever, Sun has been by a long stretch, the most recognized brand of cartridge valve in the world. So we’re in these markets, but we have very strong brand presence all over the world.

<Q>: Right.

Rich Arter—Investment Relations:

Do you have a follow-up Andrea? Okay. How about the room?

Ryan, anybody else in the queue?

Operator:

We have a question from the line of Scott Matthew with Robert W. Baird & Company.

<Q>: Hello again, I wanted to ask you guys, do you routinely do a survey of the distributors in terms of inventory levels. Just wondered if you could comment on how the distributor inventory levels look at this point?

Allen Carlson—President & CEO:

Our distributor inventory levels have been holding flat for about the last 6 or 7 years, which is kind of remarkable, because they’ve been holding flat at a number as the business has grown, which means their inventory return has been improving a lot. I think our on-time delivery reliability has made our distributors very comfortable with just holding their inventory. And historically when business grows, their inventory levels grow. The good news here is their inventory level does not have to grow to support I think probably twice the amount of business from when we started doing the inventory surveys about 5 years ago.

<Q>: Okay. Thank you. And I won’t ask the typical question in terms of share repurchases relative to acquisitions, in terms of what you do with the cash. But now obviously, net cash positive with no debt on the balance sheet. And just kind of looking back through the ‘90s into 2000. It appeared that you were running the company with debt to total capitalization somewhere in the 20-25% range. I Was just curious, as did you look over through the cycle. Is that sort of a target range that you’d like to get back to? Or where are you comfortable? At what debt level are you comfortable running the Company?

Allen Carlson—President & CEO:

I don’t think we really have a target per se. Debt is a factor of a lot of things. Where do we see the future? What are the opportunities? What kind of investments do we want to make? It’s a combination of strategic as well as tactical issues. There is no target that we’re trying to get to. So I can’t give you a number to plug into your model.

<Q>: Back in ‘03 then, when you did a special dividend. I mean was there . . . Can you walk us through how you arrived at the amount of that special dividend?

Allen Carlson—President & CEO:

Well the decision was made at the Board level, and there were discussions that went on for perhaps 6 months to a year at the Board level as to the reasons why, the reasons why not. What are the opportunities. Timing enters into it for sure. But again, there’s a lot of factors that enter into it and the decision that we made 3 or 4 years ago and the factors that went into it, I’m quite sure that those factors and timing would be significantly different today.

<Q>: Fair enough. And then I wanted to follow-up on a question that Andrea asked earlier in terms of U.S. Growth relative to international growth. What was the back half of last year the two seemed pretty equivalent in terms of magnitude of growth on a revenue basis? If you look at the order book development or the order intake for January and February? Are the two in terms of year-over-year growth, are they equivalent still or are you seeing a divergence between international growth maybe stronger than U.S. order growth?

Tricia Fulton—CFO:

For the incoming orders in the first part of ‘07, we have for January and February, we are seeing, we’re seeing about the same as what they were in the fourth quarter as far as the division between North America and the Europe and Asian grouping, which was similar to what we gave on the year to date data in the scripted part of the call.

<Q>; Okay.

Tricia Fulton—CFO:

Which was like 14% North America.

<Q>: Alright. Thank you. I appreciate all your time.

Rich Arter—Investment Relations:

I’ll tell you what, we will take one more question from the dial-in audience before we conclude the call. Is there anybody left out there Ryan?

Operator:

We have a question from the line of Brian Rakin with Morgan Hennesey Capital Management.

Rich Arter—Investment Relations:

You get the last one Brian.

<Q>: Okay. I’ll bat clean-up. On the questions you guys have talked when you put the new control systems in. Can you get a sense as to what you guys have talked about, packaging. Do you get a sense as to what the cartridge manifold demand is in packages, or what you’ve sold them integrating with control systems versus just one individual or the cartridges versus manifold? In sales or volume, unit volume, whatever you want to describe.

Allen Carlson—President & CEO:

Yeah, I believe our assembly business which we classify as cartridges with the manifolds is about 22% of our business? Is that the right number? Yeah, 23-25% of our business is in that package business. And its when we package it. So it’s probably even higher because there are times where our distributor will buy the cartridge and the block separately and package it himself because there may be other products. So it’s at least a fourth of our business and probably higher. The business usually starts out with a cartridge selection. And a typical package would include somewhere between 5 to 10 cartridges in a . . . The circuit is configured with the cartridge selection. And then the next question is okay, I’m satisfied with the customers think, I’m satisfied with the cartridge selections that will do the job I want. And now I have to package it. And so Sun would you package this for us in a way that’s smallest, or perhaps has the ports over here, or configured in a certain way. And that’s when the manifold package comes in. So it starts with the cartridge, but at the end of the day, it’s the package and how it’s all put together that differentiates it significantly in the marketplace. Our job is to be able to do that packaging with five axis machine equipment, 5 axis design, in a way that is superior to what anybody else can do, because the customer oftentimes will look at alternative ways of packaging it. But still use our cartridges, but perhaps not the way we would package it. So as we’ve grown over the last 3 or 4 years, we’ve gotten better at being on time with quoting, with using five axis design, and shrinking the package. And if you can do that often times, it takes cost out of the overall system. It’s been a large part of our growth in the last few years.

<Q>: So how does the website in the configurations you’re talking are going forward. Does that also help that process?

Allen Carlson—President & CEO:

Absolutely. Because the cartridge selection starts out with usually web specifications and web information and then the packaging is done after those two components are selected.

<Q>: Okay. Superior job guys. Thanks again.

Rich Arter—Investment Relations:

Thank you Brian, and thanks to everybody for joining.